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W. Harold Parker, Jr.                        (919) 683-7631




       For Immediate Release         November 17, 1994


     CCB FINANCIAL ANNOUNCES INTENTION TO PURCHASE SHARES OF
              SECURITY CAPITAL BANCORP COMMON STOCK


          Durham, North Carolina-----CCB Financial
Corporation announced today that, prior to and in connection with its previously announced combination with Security Capital Bancorp (Nasdaq:SCBC), it intends to purchase on the open market shares of Security Capital's outstanding common stock.

          Ernest C. Roessler, President and Chief
Executive Officer of CCB explained: "CCB previously announced that it began a program to repurchase shares of its own common stock on the open market or in private transactions. Purchases of Security Capital stock are the equivalent of purchases of CCB stock and will serve the same purpose."

       The CCB-Security Capital combination is
expected to be consummated, subject to shareholder and regulatory approvals, during the second quarter of 1995. CCB will issue .50 of a share of its common stock for each Security Capital Bancorp share.

          Mr. Roessler stated that: "CCB and
Security Capital are moving along on schedule with the combination. We will keep our respective shareholders advised of all material events as they occur."

Nasdaq National Market Symbol:  CCBF